EXHIBIT 99.1

FOR IMMEDIATE RELEASE:	November 8, 2007

NW Natural Reports Results for the Quarter & Nine Months Ended Sept. 30, 2007

Company Increases Dividends Paid for 52nd Consecutive Year & Raises 2007 EPS Guidance

Financial & Operating Highlights

•	Reported year-to-date net income of $44.8 million, up 34 percent, and earnings per share of $1.65, up 38 percent, over 2006

•	Renewed Conservation Tariff and weather normalization mechanisms in Oregon through October 2012.

•	Improved overall residential customer service satisfaction rating among gas utilities to second-best nationally and best in the West

•	Announced formation of Gill Ranch Storage, LLC, a subsidiary of NW Natural, to invest in and manage development of a 20 Bcf gas storage project

•	Increased the dividend on common stock to 37.5 cents per share, a 5.6 percent increase, for an indicated annual rate of $1.50 per share

•	Raised 2007 EPS guidance by 20 cents to $2.70 to $2.85

PORTLAND, ORE.—Northwest Natural Gas Company, dba NW Natural (NYSE: NWN), reported a net loss for the third quarter of 2007 of $5.9 million, or 22 cents per share, compared to a loss of $9.7 million, or 35 cents per share, in the same quarter of 2006. NW Natural typically posts losses during the third quarter, reflecting low summertime use of natural gas, with stronger financial performance occurring during the winter months.

For the nine months ended Sept. 30, 2007, net income was $44.8 million, or $1.65 per share, compared to $33.3 million or $1.20 per share for the same period in 2006, representing a 34 percent increase in net income.

“Our strong performance so far this year was driven by customer growth, incentive sharing of commodity costs, a regulatory adjustment for income taxes in Oregon, and improved earnings from gas storage activities,” said Chief Executive Officer Mark Dodson.

“We also focused on two new growth opportunities during the quarter. These include the previously announced Palomar pipeline in Oregon as well as the proposed Gill Ranch underground gas storage project in California,” Dodson said.

Third quarter financial and operating highlights

•	Improved financial performance for period

Results of operations produced a loss for the quarter of $5.9 million (22 cents per share), compared to a loss of $9.7 million (35 cents per share) in 2006. The improved operating results included a loss from the company’s utility operations of $8.6 million (32 cents per share), compared to a loss of $11.4 million (41 cents per share) in 2006. Gas storage contributed net income of $2.5 million (9 cents per share), compared to net income of $1.5 million (5 cents per share) last year. Other non-utility activities resulted in net income of approximately $0.2 million (1 cent per share) in both the 2007 and 2006 periods.

•	Key regulatory mechanisms extended through 2012 in Oregon

NW Natural received approval from the Public Utility Commission of Oregon in September to extend both the company’s weather-adjusted rate mechanism (WARM) and its Conservation Tariff, commonly referred to as a decoupling mechanism, until late 2012.

As part of a stipulated agreement between NW Natural, commission staff, and various customer and environmental groups, all parties agreed to extend both mechanisms and to limit NW Natural from filing a general rate case before late 2011. This limitation is subject to certain exceptions, including the occurrence of extraordinary events or for specific projects such as additional investments in the company’s pipeline integrity management program, or the expanded implementation of automated meter reading if an existing joint meter-reading program with a local electric utility ends. The company will continue to make rate changes under its annual purchased gas adjustment mechanism in Oregon to cover changes in gas costs.

•	NW Natural named best utility in the West and #2 in nation for customer satisfaction by J.D. Power and Associates

The company earned the highest ranking among western utilities, and second-highest rating in the nation, in the 2007 J.D. Power and Associates gas utility residential customer satisfaction survey among nearly 60 participating utilities. The company ranked first nationwide in a number of categories, including ease of customer billing and payment, company image and field service.

•	Gill Ranch Storage to evaluate development of a 20 Bcf California gas storage facility

As previously announced, Gill Ranch Storage, LLC (Gill Ranch), a newly formed subsidiary of NW Natural, is evaluating the potential for a 20 billion cubic foot (Bcf) underground depleted gas reservoir storage facility located approximately 25 miles west of Fresno, Calif. Gill Ranch will own approximately 75 percent of the capacity of and investment in the project and Pacific Gas and Electric Company (PG&E) will own 25 percent. Both companies are currently assessing customer interest for gas storage at Gill Ranch during the fourth quarter of 2007. The initial phase of the project, if constructed, will require an estimated total investment of approximately $200 million, including a 25-mile pipeline to connect with PG&E’s system. NW Natural’s share of the proposed investment is $150 million. As currently planned, the project is scheduled for completion by late 2010, depending on market demand.

•	Palomar Gas Transmission update

In August, NW Natural and TransCanada Pipelines Limited (TransCanada) agreed to develop a new natural gas transmission pipeline to serve Oregon and other western U.S. markets by late 2011. The proposed project is being designed to provide enhanced deliverability and reliability into the region. The project has been designed so that, if a liquefied natural gas (LNG) terminal is built on the Columbia River, the pipeline could be extended by 110 miles to approximately 220 miles in total length to serve the LNG terminal. The estimated total investment for the initial 110-mile eastern section of the pipeline is $300-350 million in current dollars, and an estimated $600-700 million to complete the full 220-mile pipeline. TransCanada, through its GTN subsidiary, and NW Natural will be equal owners of the pipeline. If constructed, the estimated in-service date for the Palomar pipeline is late 2011.

•	Customer growth remains above national average

NW Natural’s customer growth continued at a rate above the national average at 2.6 percent for the trailing 12-month period. However, as in other parts of the country, the pace of new home construction has slowed in the company’s service territory from a historic level above 3 percent. At Sept. 30, 2007, the company had 639,462 customers, adding more than 16,200 customers in the 12-month period.

•	Operational results on pace in quarter

The company’s total gas sales and transportation deliveries in the third quarter of 2007, excluding deliveries of gas stored for others, were 185 million therms, down 1 percent from 186 million therms delivered in 2006. The decrease in total deliveries primarily resulted from lower industrial usage, with residential and commercial use slightly higher than last year. Margin from utility operations was $44.7 million, up from $38.1 million in 2006, with a higher contribution from residential and commercial customers and a $4.3 million regulatory adjustment for income taxes (formerly referred to as Oregon SB 408).

Volumes sold to residential and commercial customers in the third quarter were 55.8 million therms, a 2 percent increase compared to 54.5 million therms in 2006, due primarily to customer growth in the period. Residential and commercial sales contributed $33.2 million to margin, up 4 percent from $31.9 million last year. The company’s decoupling mechanism in Oregon reduced margin by $1.6 million in the current quarter, compared to a margin reduction of $1.5 million in 2006.

Gas deliveries to industrial customers in the quarter were 129.2 million therms, down from 131.5 million therms in 2006, and margin was down $0.5 million over 2006 levels.

NW Natural continues to provide gas storage services to customers in the interstate and intrastate gas markets from its Mist gas storage field, primarily using storage capacity that has been developed in advance of core utility customers’ requirements. Earnings from gas storage in the third quarter were $2.5 million (9 cents per share), compared to $1.5 million (5 cents per share) in last year’s third quarter. These results include income from gas storage services as well as income from a contract with an unaffiliated energy marketing company that optimizes the company’s unused storage and pipeline transportation capacity.

Operations and maintenance expenses in the third quarter of 2007 increased 6 percent over last year, and 3 percent for the year-to-date period. The increase in expenses results primarily from completion of projects to repair winter storm damage due to heavy rains, higher expenses related to the first phase of a new integrated information system, and higher employee-related costs, as well as costs for certain strategic initiatives that were accelerated into 2007 based on strong first quarter operating results.

Year-to-date (nine months) financial and operating highlights

•	Higher net income and earnings per share

For the nine-month period, net income increased 34 percent to $44.8 million or $1.65 per share (a 38 percent increase), compared to $33.3 million or $1.20 per share in 2006. Average shares of common stock outstanding decreased by 2 percent over the period as a result of the company’s share repurchase program. For the nine months, utility operations provided net income of $37.4 million ($1.38 per share), compared to $28.3 million ($1.02 per share) in the same period in 2006. Gas storage contributed $7.0 million (26 cents per share), compared to $4.8 million (17 cents per share) for the 2006 period. Other non-utility activities resulted in net income of $0.4 million (1 cent per share), compared to $0.3 million (1 cent per share) last year for the nine-month period.

•	Operating results up on higher sales, incentive sharing for gas costs and regulatory income tax adjustment

NW Natural’s total gas sales and transportation deliveries in the first nine months of 2007, excluding deliveries of gas stored for others, were 832 million therms, up 1 percent from 824 million therms in 2006, led mainly by higher residential and commercial use.

Gas sales to residential and commercial customers in the first nine months of 2007 were 418 million therms, up 3 percent from 2006, due to customer growth and weather that was 8 percent colder than last year and 1 percent colder than average.

Residential and commercial sales contributed $197.7 million to margin, up 4 percent from $189.3 million in 2006. The primary reasons for the increase were the sharing of gas cost savings of $10.8 million, compared to $3.7 million last year, and a regulatory adjustment related to income taxes of $4.3 million. The company’s weather normalization and decoupling mechanisms contributed a net reduction to margin of $1.2 million for the 2007 period, compared to a reduction to margin of $0.7 million in 2006.

Gas deliveries to industrial customers were 414 million therms, 1 percent lower, while margins were 3 percent lower than in 2006, primarily due to higher volumes in lower margin rate schedules.

NW Natural has an annual Purchased Gas Adjustment (PGA) tariff in Oregon to reflect projected gas costs in customer rates. In Oregon, the company absorbs 33 percent of any excess cost of gas, or retains 33 percent of any gas cost savings, both as compared to the projected gas commodity prices built into rates. The company also retains 33 percent of the margin when it sells surplus gas commodity off-system, and credits 67 percent to customers. For the first nine months of the year, $24.8 million of gas costs were deferred for later credit to customers due to the company’s commodity cost sharing mechanism and the company’s share of savings for the nine months contributed $10.8 million to margin, equivalent to 24 cents per share of earnings. In Washington, 100 percent of all gas costs are passed through to customers.

Based upon the final rules related to Oregon utility income tax legislation issued in September 2007, the company estimates the utility is entitled to recover $1.7 million from customers starting in June 2008 because more taxes were paid than collected in rates for the 2006 tax year, and estimates the surcharge for the nine months ended September 30, 2007 to be $2.6 million. The combined surcharges of $4.3 million were recorded in the third quarter and included in gross operating revenues.

•	Cash flows and capital structure

Cash provided by operations in the first nine months of 2007 was $160.7 million, compared to $122.2 million in the same period in 2006. Cash flows reflect improved operating results and deferred gas cost benefits. Cash used in investing activities totaled $83.5 million in the period, compared to $65.0 million in 2006, with the increase primarily reflecting non-utility investments to expand capacity at the Mist storage field, as well as initial costs for storage and pipeline investments.

NW Natural’s capitalization at Sept. 30, 2007 reflected 48 percent common equity, 42 percent long-term debt, and 10 percent short-term debt. This compares to 49 percent common equity, 40 percent long-term debt, and 11 percent short-term debt at Sept. 30, 2006.

Through nine months, NW Natural repurchased 744,428 shares of its common stock as part of the company’s previously announced share repurchase program. As of Sept. 30, 2007, the company had 26.6 million shares outstanding.

•	Outlook for 2007

In February 2007, NW Natural initiated its full-year guidance for 2007 to be in the range of $2.30 to $2.45 per share. Due to strong first quarter results, including commodity cost sharing benefits, the company raised its expected earnings per share guidance range by 20 cents to $2.50 to $2.65. Now, based mainly on the contribution to earnings from the regulatory adjustment for income taxes mentioned above, the company has raised its expected earnings per share guidance range by 20 cents to $2.70 to $2.85.

The company’s earnings guidance assumes normal weather for the remainder of the year, continued customer growth, additional expenses related to strategic initiatives accelerated into 2007, no additional gains or losses from gas cost incentive sharing, and no significant changes in current regulatory policies.

Dividend Declaration

The Board of Directors on Oct. 3, 2007 increased the quarterly dividend on the company’s common stock to 37.5 cents from 35.5 cents per share, an increase of 5.6 percent. The dividends will be paid Nov. 15, 2007, to shareholders of record on Oct. 31, 2007. This represents the 52nd consecutive year of increasing dividends paid by the company to investors.

Presentation of Results

In addition to presenting results of operations and earnings amounts in total, NW Natural has expressed certain measures in this press release on a cents per share and a diluted cents per share basis. These amounts reflect factors that directly impact the company’s earnings. NW Natural believes this per share information is useful because it enables readers to better understand the impact of these factors on its earnings.

Conference Call Arrangements

As previously reported, NW Natural will conduct a conference call and webcast starting at 8 a.m. Pacific Time (11 a.m. Eastern Time) on Nov. 8 to review the company’s third quarter financial results.

To participate in the conference call, please dial 877-407-9210 from anywhere in the United States and 201-689-8049 from international points including Canada. A replay of the call will be available until Dec. 8, 2007. To access the recording, please call 877-660-6853 and enter the account number (286) and conference identification pass code (00257806). To hear the replay from international locations, please dial 201-612-7415.

To hear the conference by webcast, log on to NW Natural’s corporate website at www.nwnatural.com or through www.InvestorCalendar.com.

Forward-Looking Statements

This report and other presentations made by NW Natural from time to time may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and other statements that are other than statements of historical facts. The company’s expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis. However, each such forward-looking statement involves uncertainties and is qualified in its entirety by reference to the factors described in Part I, Item 1A, “Risk Factors,” and “Forward-Looking Statements” following Part II, Item 7A, in the company’s 2006 Annual Report on Form 10-K, and in “Forward-Looking Statements” following Part I, Item 2, of the company’s Quarterly Report on Form 10-Q for the most recent period, that could cause the actual results of the company to differ materially from those projected in such forward-looking statements.

All subsequent forward-looking statements, whether written or oral and whether made by or on behalf of the company, also are expressly qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time and it is not possible for the company to predict all such factors, nor can it assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About NW Natural

NW Natural is headquartered in Portland, Ore., and serves about 639,000 residential and business customers in Oregon and southwest Washington. It is the largest independent natural gas utility in the Pacific Northwest. NW Natural is also one of the fastest-growing local distribution companies in the nation. The company has approximately $1.9 billion in total assets, which includes 16 Bcf of underground gas storage capacity within its service territory at Mist, Ore. The company has rate mechanisms in place that help to protect revenues from warmer than average weather and declining consumption. NW Natural has increased its dividends paid on common stock for 52 consecutive years.

Contacts:

Northwest Natural Gas Company

Investor Contact:

Bob Hess, 503-220-2388

Bob.Hess@nwnatural.com

or

Press Contact:

Steve Sechrist, 503-220-2594

Steve.Sechrist@nwnatural.com

NORTHWEST NATURAL GAS COMPANY

Comparative Income Statement

(Consolidated - Unaudited)

	Three Months Ended
(Thousands, except per share amounts)	09/30/07	09/30/06	Change	% Change
Gross Operating Revenues	$124,245	$114,914	$9,331	8%
Net Income	$(5,908)	$(9,724)	$3,816	39%
Average Shares of Common Stock Outstanding	26,609	27,556	(947)	(3%)
Basic Earnings (Loss) Per Share of Common Stock	$(0.22)	$(0.35)	$0.13	37%
Diluted Earnings (Loss) Per Share of Common Stock	$(0.22)	$(0.35)	$0.13	37%

	Nine Months Ended
(Thousands, except per share amounts)	09/30/07	09/30/06	Change	% Change
Gross Operating Revenues	$701,585	$676,284	$25,301	4%
Net Income	$44,784	$33,303	$11,481	34%
Average Shares of Common Stock Outstanding	26,945	27,568	(623)	(2%)
Basic Earnings Per Share of Common Stock	$1.66	$1.21	$0.45	37%
Diluted Earnings Per Share of Common Stock	$1.65	$1.20	$0.45	38%

	Twelve Months Ended
(Thousands, except per share amounts)	09/30/07	09/30/06	Change	% Change
Gross Operating Revenues	$1,038,473	$1,017,659	$20,814	2%
Net Income	$74,896	$59,096	$15,800	27%
Average Shares of Common Stock Outstanding	27,073	27,566	(493)	(2%)
Basic Earnings Per Share of Common Stock	$2.77	$2.14	$0.63	29%
Diluted Earnings Per Share of Common Stock	$2.75	$2.13	$0.62	29%

NORTHWEST NATURAL GAS COMPANY

Consolidated Balance Sheets (unaudited) Thousands	Sept. 30, 2007	Sept. 30, 2006
Assets:
Plant and property:
Utility plant	$2,025,106	$1,939,673
Less accumulated depreciation	604,957	566,972

Utility plant - net	1,420,149	1,372,701

Non-utility property	61,025	41,662
Less accumulated depreciation and amortization	7,637	6,684

Non-utility property - net	53,388	34,978

Total plant and property	1,473,537	1,407,679

Current assets:
Cash and cash equivalents	4,642	5,685
Accounts receivable	33,328	31,791
Accrued unbilled revenue	20,886	19,316
Allowance for uncollectible accounts	(1,726)	(2,060)
Regulatory assets	27,979	37,519
Fair value of non-trading derivatives	1,423	10,205
Inventories:
Gas	79,607	94,808
Materials and supplies	9,264	9,723
Income taxes receivable	15,111	12,052
Prepayments and other current assets	14,449	44,125

Total current assets	204,963	263,164

Investments, deferred charges and other assets:
Regulatory assets	197,333	106,286
Fair value of non-trading derivatives	950	1,955
Other investments	51,014	55,695
Other	8,304	8,781

Total investments, deferred charges and other assets	257,601	172,717

Total assets	$1,936,101	$1,843,560

Capitalization and Liabilities:
Capitalization:
Common stock	$340,352	$383,897
Earnings invested in the business	246,865	210,457
Accumulated other comprehensive income (loss)	(2,261)	(1,911)

Total common stock equity	584,956	592,443
Long-term debt	512,000	492,000

Total capitalization	1,096,956	1,084,443

Current liabilities:
Notes payable	112,100	103,300
Long-term debt due within one year	5,000	29,500
Accounts payable	57,669	64,511
Taxes accrued	11,898	12,071
Interest accrued	11,247	11,454
Regulatory liabilities	51,481	19,005
Fair value of non-trading derivatives	27,350	32,098
Other current and accrued liabilities	22,381	16,017

Total current liabilities	299,126	287,956

Deferred credits and other liabilities:
Deferred income taxes and investment tax credits	215,981	225,792
Regulatory liabilities	206,642	187,167
Pension and other postretirement benefit liabilities	57,099	18,329
Fair value of non-trading derivatives	9,969	10,367
Other	50,328	29,506

Total deferred credits and other liabilities	540,019	471,161

Commitments and contingencies (see Note 11)	—	—

Total capitalization and liabilities	$1,936,101	$1,843,560

NORTHWEST NATURAL GAS COMPANY

Consolidated Statements of Cash Flows (unaudited) Thousands (nine months ended September 30)	2007	2006
Operating activities:
Net income	$44,784	$33,303
Adjustments to reconcile net income to cash provided by operations:
Depreciation and amortization	50,930	47,988
Deferred income taxes and investment tax credits	4,952	(2,522)
Undistributed earnings from equity investments	(174)	(314)
Deferred gas savings - net	26,572	1,791
Non-cash expenses related to qualified defined benefit pension plans	3,301	4,122
Deferred environmental costs	(6,068)	(4,700)
Income from life insurance investments	(1,510)	(2,196)
Other	(2,262)	9,403
Changes in working capital:
Accounts receivable and accrued unbilled revenue - net	114,844	113,816
Inventories of gas, materials and supplies	(10,743)	(18,370)
Income taxes receivable	(15,111)	1,182
Prepayments and other current assets	5,696	7,421
Accounts payable	(56,221)	(70,776)
Accrued interest and taxes	(1,009)	7,882
Other current and accrued liabilities	2,701	(5,832)

Cash provided by operating activities	160,682	122,198

Investing activities:
Investment in utility plant	(65,296)	(67,936)
Investment in non-utility property	(18,330)	(793)
Proceeds from life insurance	134	3,930
Contributions to non-utility investments	(2,688)	—
Other	2,662	(164)

Cash used in investing activities	(83,518)	(64,963)

Financing activities:
Common stock issued, net of expenses	1,590	2,350
Common stock repurchased	(34,420)	(1,608)
Long-term debt retired	(29,500)	(8,000)
Change in short-term debt	12,000	(23,400)
Cash dividend payments on common stock	(28,693)	(28,534)
Other	734	499

Cash used in financing activities	(78,289)	(58,693)

Decrease in cash and cash equivalents	(1,125)	(1,458)
Cash and cash equivalents - beginning of period	5,767	7,143

Cash and cash equivalents - end of period	$4,642	$5,685

Supplemental disclosure of cash flow information:
Interest paid	$19,847	$20,293
Income taxes paid	$45,500	$20,020

NORTHWEST NATURAL GAS COMPANY

Financial Highlights

(Unaudited)

Third Quarter - 2007

	3 Months Ended September 30,			9 Months Ended September 30,			12 Months Ended September 30,
(Thousands, except per share amounts)	2007	2006	% Change	2007	2006	% Change	2007	2006	% Change
Gross Operating Revenues	$124,245	$114,914	8%	$701,585	$676,284	4%	$1,038,473	$1,017,659	2%
Cost of Sales	71,570	70,634	1%	431,783	431,069	—	648,870	659,665	(2%)
Revenue Taxes	3,012	2,939	2%	17,013	16,663	2%	25,190	25,024	1%

Net Operating Revenues	49,663	41,341	20%	252,789	228,552	11%	364,413	332,970	9%

Operating Expenses:
O&M	27,111	25,640	6%	84,370	81,796	3%	117,134	114,848	2%
General Taxes	6,389	5,595	14%	19,557	19,234	2%	24,742	24,524	1%
D&A	17,173	16,196	6%	50,930	47,988	6%	67,377	63,674	6%

Total Operating Expenses	50,673	47,431	7%	154,857	149,018	4%	209,253	203,046	3%

Income from Operations	(1,010)	(6,090)	83%	97,932	79,534	23%	155,160	129,924	19%
Other Income and Expense - net	736	314	134%	793	1,242	(36%)	1,685	1,427	18%
Interest Charges - net of amounts capitalized	9,395	9,781	(4%)	27,763	28,820	(4%)	38,190	38,816	(2%)
Income Tax Expense	(3,761)	(5,833)	36%	26,178	18,653	40%	43,759	33,439	31%

Net Income (Loss)	$(5,908)	$(9,724)	39%	$44,784	$33,303	34%	$74,896	$59,096	27%

Common Shares Outstanding:
Average for Period - basic	26,609	27,556		26,945	27,568		27,073	27,566
Average for Period - diluted	26,609	27,556		27,109	27,686		27,228	27,685
End of Period	26,585	27,566		26,585	27,566		26,585	27,566
Earnings (Loss) per Share:
Basic	$(0.22)	$(0.35)	37%	$1.66	$1.21	37%	$2.77	$2.14	29%
Diluted	$(0.22)	$(0.35)		$1.65	$1.20		$2.75	$2.13
Dividends Paid Per Share	$0.355	$0.345		$1.065	$1.035		$1.42	$1.38
Book Value Per Share - end of period	$22.00	$21.49		$22.00	$21.49		$22.00	$21.49
Market Closing Price - end of period	$45.70	$39.28		$45.70	$39.28		$45.70	$39.28
Balance Sheet Data - end of period:
Total Assets	$1,936,101	$1,843,560		$1,936,101	$1,843,560		$1,936,101	$1,843,560
Common Stock Equity	$584,956	$592,443		$584,956	$592,443		$584,956	$592,443
Long-Term Debt (including amounts due in one year)	$517,000	$521,500		$517,000	$521,500		$517,000	$521,500
Operating Statistics:
Total Customers - end of period	639,462	623,208	2.6%	639,462	623,208	2.6%	639,462	623,208	2.6%
Gas Deliveries (therms)
Res. & Comm. Customers	55,782	54,525		418,337	404,259		639,426	626,826
Industrial Firm	11,206	12,306		38,815	51,862		53,924	73,674
Industrial Interruptible	19,053	21,964		65,477	89,784		88,429	132,139
Transportation	98,924	97,263		309,227	277,667		419,154	358,177

Total	184,965	186,058		831,856	823,572		1,200,933	1,190,816
Gas Revenues
Res. & Comm. Customers	$83,390	$78,619		$565,484	$533,584		$859,034	$815,876
Industrial Firm	12,190	13,157		40,985	51,156		56,815	72,662
Industrial Interruptible	16,427	17,691		56,153	73,427		75,833	108,332
Transportation	3,429	3,348		10,517	9,192		14,125	11,658
Regulatory adjustment for income taxes	4,313	—		4,313	—		4,313	—
Other Revenues	(500)	(1,168)		10,666	(1,206)		12,033	(3,557)

Total	$119,249	$111,647		$688,118	$666,153		$1,022,153	$1,004,971
Cost of Gas Sold	$71,554	$70,623		$431,748	$431,014		$648,815	$659,600
Revenue Taxes	$3,012	$2,939		$17,013	$16,663		$25,190	$25,024
Net Operating Revenues (Utility Margin)	$44,683	$38,085		$239,357	$218,476		$348,148	$320,347
Degree Days
Average (25-year average)	102	102		2,652	2,652		4,265	4,265
Actual	123	79		2,673	2,465		4,297	4,121
Colder (Warmer) than Average	21%	(23%)		1%	(7%)		1%	(3%)